Exhibit 99.1

Amaze and LA Times Studios to Launch Food Channel LA, a Next-Generation Creator-led Commerce Platform

New Platform Marks LA Times Studios’ Move into Social Commerce

Built Through Amaze’s Operating Studio Model, the Platform Will Combine the LA Times Studios Brand Power with Amaze’s End-to-End Commerce Infrastructure

NEWPORT BEACH, Calif., March 24, 2026 – Amaze Holdings, Inc. (NYSE American: AMZE) (“Amaze”), a global leader in creator-powered commerce, today announced a strategic collaboration with LA Times Studios, LLC, a Los Angeles Times Media Group (LATMG) company, to launch Food Channel LA — a creator-led commerce platform designed to bring live shopping, creator programming, and direct-to-consumer product experiences into one scalable ecosystem.

Food Channel LA marks LA Times Studios’ expansion into social commerce, establishing a fully integrated, transaction-enabled platform powered by Amaze’s commerce infrastructure and launched through Amaze’s operating studio model with Contend serving as Amaze’s first operating studio partner.

The platform brings together:

●	Amaze’s end-to-end commerce engine, logistics, and creator monetization tools
●	LA Times Studios’ brand authority, facilities, and national audience reach
●	Contend’s operating team focused on scalable creator formats and monetization

Food Channel LA will operate as a live, commerce-enabled creator platform. Programming will include:

●	Creator-led cooking shows
●	Live shopping events and product drops
●	Commerce-enabled brand integrations
●	On-site activations and ticketed experiences
●	Recurring formats designed for national syndication and scale

Content will be distributed across Food Channel properties, LA Times Studios’ website and social channels, and participating creator channels — leveraging the collective reach of creators alongside trusted media brands.

Food Channel LA is built on Amaze’s infrastructure, enabling direct product sales, inventory management, fulfillment, and real-time revenue participation for creators and partners. In line with the Company’s shift toward scalable media-commerce monetization, the platform is expected to drive higher margin transaction revenues.

“Media has experimented with commerce for years,” said Aaron Day, CEO of Amaze. “This is different. With LA Times Studios and Contend as our first operating studio partner, we’re launching a true creator-commerce platform where live programming, product drops, and cultural storytelling translate directly into transactions. LA Times Studios is truly the first major publisher to launch a full-scale social commerce initiative.”

Anna Magzanyan, President of LA Times Studios, added, “This is our step into fully integrated social commerce. We’re combining our trusted brand and production capabilities with Amaze’s commerce engine and a creator-led operating model built for today’s market.”

While launching in Los Angeles, the Food Channel LA framework is built for national scale and designed to expand into additional markets and syndication partnerships.

Food Channel LA is expected to begin onboarding creators and brand partners immediately, with initial live activations and programming rolling out by May 2026.

For investor information, please contact IR@amaze.co

For press inquiries, please contact PR@amaze.co

About Amaze:

Amaze Holdings, Inc. is an end-to-end, creator-powered commerce platform offering tools for seamless product creation, advanced e-commerce solutions, and scalable managed services. By empowering anyone to “sell anything, anywhere,” Amaze enables creators to tell their stories, cultivate deeper audience connections, and generate sustainable income through shoppable, authentic experiences. Discover more at www.amaze.co.

About LA Times Studios:

LA Times Studios is a multiplatform content studio that produces a wide range of critically acclaimed audio, video, and live event projects. Operated independently from the Los Angeles Times newsroom, LA Times Studios collaborates with a variety of internal and external partners on branded partnerships, event production, advertising innovation and original content development. With a strong focus on storytelling, LA Times Studios creates impactful, audience-driven content across diverse media formats.

About Los Angeles Times Media Group (LATMG):

LA Times Media Group is building the media company of the future with Four Brands, One Engine: the Los Angeles Times, our foundation of 144 years of independent journalism and a one-of-a-kind archive; LA Times Studios, which turns content into premium digital publishing, podcasts, streaming, and live forums; NantStudios, delivering real-time virtual production on flexible LED stages for cinematic content at speed and scale; and NantGames, which creates nationality-based esports events and interactive worlds that connect global communities. Together, these four synchronized brands expand LATMG from a legacy newspaper into a modern, technology-powered media platform where stories move fluidly across screens, stages, and games, and audiences can engage, participate, and ultimately become owners of what’s next.

About The Food Channel:

The Food Channel has been a trusted source for food & beverage enthusiasts since 1989. The company built a loyal following by offering consumers informative recipes, articles and videos about food and culture, and providing a platform where content-makers can share their food-related content. The company is transforming into a platform to enable food & beverage creators and influencers to monetize their audiences, and adding e-commerce, online culinary classes, virtual cooking events, and culinary travel experiences.

About Contend:

Contend is a creative innovation studio specializing in cross-platform storytelling, format creation, and content-driven growth for brands, media companies, and creators. Contend helps partners turn culture into measurable business outcomes. Learn more at www.contendco.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include our expectations regarding our Food Channel/ Los Angeles Times strategic collaboration, its programming, the transaction revenues to be achieved, and inception of the rollout. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The results expected by some or all of these forward-looking statements may not occur. Factors that affect our ability to achieve these results include unexpected issues arising from implementation of our new venture, our need to raise additional capital, our reliance on third parties to provide key services for our business, including cloud hosting, marketing platforms, payment providers and network providers, and our inability to agree upon the terms of a definitive agreement. Other risks include the Risk Factors contained in our Form S-1 filed on February 12, 2026 and our ability to stay the recent court order disclosed in our Form 8-K filed on February 20, 2026. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Any forward-looking statement made by us herein speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.